UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 26, 2005

Hiland Partners, LP

(Exact name of registrant as specified in its charter)

DELAWARE	000-51120	71-0972724
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

205 West Maple, Suite 1100
Enid, Oklahoma	73701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (580) 242-6040

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On September 26, 2005, Hiland Partners, LP (the “Registrant”), through its wholly owned subsidiary, Hiland Operating, LLC (“Operating” and, together with the Registrant, the “Company”) completed its acquisition of all of the outstanding membership interests of Hiland Partners, LLC, an Oklahoma limited liability company (“Hiland”).  This amendment to the Registrant’s Current Report on Form 8-K dated as of September 26, 2005 that was filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2005 is being filed to provide historical financial statements and related notes for the net assets acquired from Hiland and pro forma financial information of the Registrant after giving effect to the acquisition of Hiland.

Item 9.01.  Financial Statements and Exhibits

(a)           Financial Statements of Business Acquired

Financial Statements of Net Assets Acquired from Hiland Partners, LLC:
Report of Independent Registered Public Accounting Firm	3
Combined Statements of Net Assets Acquired From Hiland Partners, LLC as of December 31, 2003 and 2004 and June 30, 2005 (unaudited)	4
Combined Statements of Operations and Changes in Net Assets Acquired From Hiland Partners, LLC for the Years ended December 31, 2002, 2003 and 2004 and for the Six Months ended June 30, 2004 and 2005 (unaudited)	5
Combined Statements of Cash Flows of Net Assets Acquired From Hiland Partners, LLC for the Years ended December 31, 2002, 2003 and 2004 and for the Six Months ended June 30, 2004 and 2005 (unaudited)	6
Notes to Combined Financial Statements of Net Assets Acquired from Hiland Partners, LLC	7

Report of Independent Registered Public Accounting Firm

Members

Hiland Partners, LLC

We have audited the accompanying combined statements of net assets acquired from Hiland Partners, LLC by Hiland Partners, LP (the reporting entity) as of December 31, 2003 and 2004, and the related combined statements of operations and changes in net assets, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The reporting entity is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the reporting entity’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the net assets acquired from Hiland Partners, LLC as of December 31, 2003 and 2004, and the results of operating activities and cash flows of net assets acquired from Hiland Partners, LLC for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined financial statements effective January 1, 2003, Statement of Financial Accounting Standards No. 143 was adopted and changed the method of accounting for asset retirement obligations.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

February 15, 2005

COMBINED STATEMENTS OF NET ASSETS ACQUIRED FROM

HILAND PARTNERS, LLC

	December 31,		June 30,
	2003	2004	2005
			(unaudited)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$490	$770	$633
Accounts receivable:
Trade	659	1,863	2,513
Affiliates	335	579	20
	994	2,442	2,533
Other current assets	1	67	32
Total current assets	1,485	3,279	3,198
Property and equipment, at cost, net	21,973	48,295	35,080
Other assets, net	—	118	78
Total assets	23,458	51,692	38,356
LIABILITIES
Current liabilities:
Accounts payable	$602	$5,530	$3,482
Accounts payable-affiliates	2	415	591
Accrued liabilities	—	153	116
Current maturities of long-term debt	3,336	9,356	33,500
Total current liabilities	3,940	15,454	37,689
Commitments and contingencies
Long-term debt, net of current maturities	10,830	23,279	—
Asset retirement obligation	381	396	—
Total liabilities	15,151	39,129	37,689
NET ASSETS	$8,307	$12,563	$667

The accompanying notes are an integral part of the financial statements.

COMBINED STATEMENTS OF OPERATIONS AND CHANGES IN

NET ASSETS ACQUIRED FROM

HILAND PARTNERS, LLC

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(unaudited)
	(in thousands)
Revenues:
Midstream operations
Third parties	$4,839	$6,372	$9,379	$3,412	$11,319
Affiliates	641	890	1,102	417	389
Compressor lease income, affiliate	244	3,300	3,854	1,929	336
Total revenues	5,724	10,562	14,335	5,758	12,044
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	842	1,689	2,795	639	5,402
Midstream purchases - affiliate (exclusive of items shown separately below)	597	1,137	1,805	681	2,885
Operations and maintenance	1,779	1,900	2,080	911	1,292
Depreciation, amortization and accretion	522	1,684	2,311	1,026	1,384
Loss on asset sales	36	—	—	—	—
General and administrative	156	101	97	37	36
Total operating costs and expenses	3,932	6,511	9,088	3,294	10,999
Operating income	1,792	4,051	5,247	2,464	1,045
Other income (expense):
Interest and other income	27	11	1	1	3
Amortization of deferred loan costs	(73)	—	(106)	(2)	(49)
Interest expense (affiliate in 2002)	(232)	(574)	(661)	(271)	(880)
Total other expense	(278)	(563)	(766)	(272)	(926)
Income before change in accounting principle	1,514	3,488	4,481	2,192	119
Cumulative effect of change in accounting principle	—	(73)	—	—	—
Net income	$1,514	$3,415	$4,481	$2,192	$119
Beginning net assets	$3,808	$4,892	$8,307	$8,307	$12,563
Distributions	(430)	—	(225)	(65)	(12,015)
Net income	1,514	3,415	4,481	2,192	119
Ending net assets	$4,892	$8,307	$12,563	$10,434	$667

The accompanying notes are an integral part of the financial statements.

COMBINED STATEMENTS OF CASH FLOWS OF NET ASSETS ACQUIRED FROM

HILAND PARTNERS, LLC

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(unaudited)
	(in thousands)
Cash flows from operating activities:
Net income	$1,514	$3,415	$4,481	$2,192	$119
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	73	—	—	—
Depreciation and amortization	522	1,669	2,296	1,019	1,432
Amortization of deferred loan cost	73	—	106	2	—
Change in asset retirement obligation	—	15	15	7	1
Loss on sale of assets	36	—	—	—	—
(Increase) decrease in current assets:
Accounts receivable	1,223	(99)	(1,204)	(19)	(766)
Accounts receivable - affiliates	(406)	71	(244)	7	559
Other current assets	(1)	—	(66)	—	(10)
Increase (decrease) in current liabilities:
Accounts payable	45	220	1,091	(274)	(1,430)
Accounts payable - affiliates	(16)	1	413	23	176
Accrued liabilities	(10)	(3)	153	23	72
Net cash provided by operating activities	2,980	5,362	7,041	2,980	153
Cash flows from investing activities:
Additions to property and equipment	(12,528)	(5,114)	(24,781)	(280)	(8,371)
Additions to construction in progress	—	—	—	(2,010)	—
Proceeds from disposals of properties and equipment	426	—	—	—	—
Net cash used in investing activities	(12,102)	(5,114)	(24,781)	(2,290)	(8,371)
Cash flows from financing activities:
Repayments to affiliates	(3,495)	—	—	—	—
Increase in deferred loan costs	(73)	—	(160)	(50)	—
Borrowings from third parties	14,500	4,404	50,384	—	10,221
Repayments of borrowings	(900)	(4,738)	(31,915)	(316)	(477)
Increase in deferred offering costs	—	—	(64)	—	(114)
Distributions to owners	(430)	—	(225)	(65)	(1,549)
Net cash provided by (used in) financing activities	9,602	(334)	18,020	(431)	8,081
Cash and cash equivalents:
Increase (decrease) for the period	480	(86)	280	259	(137)
Beginning of period	96	576	490	490	770
End of period	$576	$490	$770	$749	$633
Supplementary information:
Cash paid for interest, net of amounts capitalized	$232	$574	$616	$270	$830
Effective January 1, 2003 the company recorded the cumulative effect of SFAS No 143 for asset retirement obligation as follows:
Increase in property and equipment		$293
Increase in asset retirement obligation		(366)
Cumulative effect of accounting change		$(73)

The accompanying notes are an integral part of the financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

OF NET ASSETS ACQUIRED FROM HILAND PARTNERS, LLC

(Information as of June 30, 2005 and for the Six Months Ended June 30, 2004 and 2005 is Unaudited)

(in thousands, unless otherwise noted)

Note 1:  Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

                Hiland Partners, LLC (“Hiland”) was formed in September 2000 as an Oklahoma limited liability company. Hiland operates in two businesses: midstream, which is engaged in the gathering, compressing, dehydrating, treating, processing and marketing of natural gas and fractionating natural gas liquids, or NGLs; and compression, which is engaged in providing air compression and water injection services for oil and gas secondary recovery operations that are ongoing in North Dakota.

                Hiland connects the wells of natural gas producers in its market area to its gathering system, treats natural gas to remove impurities, processes natural gas for the removal of NGLs and sells the resulting products to a variety of intermediate purchasers. Hiland owns and operates one processing plant with associated compressor stations, fractionation facilities and approximately 150 miles of gathering pipeline in Wyoming and commenced operations of another processing plant and gathering system in Montana in November 2004.

                Hiland leases several large compressors to an affiliated entity, Continental Resources, Inc. (“CRI”). Certain Hiland owners also own approximately 9% of CRI common stock. These compressors supply compressed air and water for use in a secondary oil recovery project in North Dakota for which CRI is the operator.

                The accompanying combined financial statements present the net assets and operations of the Worland gathering system, compression facilities and water injection plant acquired by Hiland Partners, LP on February 15, 2005, and the net assets and operations of the Bakken gathering system acquired by Hiland Partners, LP on September 26, 2005, effective as of September 1, 2005.

                The unaudited interim financial statements reflect all adjustments, which are in the opinion of management, necessary for a fair presentation of the results for the interim periods of the net assets acquired. Such adjustments are considered to be of a normal recurring nature. Results of operating activities for the six months ended June 30, 2005 are not necessarily indicative of the results of operating activities that will be realized for the year ending December 31, 2005.

Principles of Combination

                The combined financial statements include the net assets acquired from Hiland Partners, LLC and its wholly owned subsidiary Hiland Energy Partners, LLC (collectively, “the Company”). All significant intercompany accounts have been eliminated.

Use of Estimates

                The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTES TO COMBINED FINANCIAL STATEMENTS

OF NET ASSETS ACQUIRED FROM HILAND PARTNERS, LLC (Continued)

(Information as of June 30, 2005 and for the Six Months Ended June 30, 2004 and 2005 is Unaudited)

(in thousands, unless otherwise noted)

Cash and Cash Equivalents

                The Company considers all highly liquid investments with maturity of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable

                The majority of the accounts receivable are due from companies in the oil and gas industry as well as the utility industry. Credit is extended based on evaluation of the customer’s financial condition. In certain circumstances, collateral, such as letters of credit or guarantees, is required. Accounts receivable are due within 30 days and are stated at amounts due from customers. The Company has established various procedures to manage its credit exposure, including initial credit approvals, credit limits and rights of offset. Credit losses are charged to income when accounts are deemed uncollectible, determined on a case-by-case basis when the Company believes the required payment of specific amounts owed is unlikely to occur. These losses historically have been minimal, therefore, an allowance for uncollectible accounts is not required.

Concentration and Credit Risk

                Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and receivables.

                The Company places its cash and cash equivalents with high-quality institutions and in money market funds. The Company derives its revenue from customers primarily in the natural gas and utility industries. These industry concentrations have the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that the Company’s customers could be affected by similar changes in economic, industry or other conditions. However, the Company believes that the credit risk posed by this industry concentration is offset by the creditworthiness of the Company’s customer base. The Company’s portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities.

Fair Value of Financial Instruments

                The Company’s financial instruments, which require fair value disclosure, consist primarily of cash and cash equivalents, accounts receivable, accounts payable and bank debt. The carrying value of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values, due to the short maturity of these instruments. The fair value of long-term debt approximates its carrying value due to the variable interest rate feature of such debt.

Long-Lived Assets

                In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company evaluates its long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is based on management’s estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair

NOTES TO COMBINED FINANCIAL STATEMENTS

OF NET ASSETS ACQUIRED FROM HILAND PARTNERS, LLC (Continued)

(Information as of June 30, 2005 and for the Six Months Ended June 30, 2004 and 2005 is Unaudited)

(in thousands, unless otherwise noted)

value. For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change.

                When determining whether impairment of a long-lived asset has occurred, the Company must estimate the undiscounted cash flows attributable to the asset or asset group. The estimate of cash flows is based on assumptions regarding the volume of reserves providing asset cash flow and future NGL product and natural gas prices. The amount of reserves and drilling activity are dependent in part on natural gas prices. Projections of reserves and future commodity prices are inherently subjective and contingent upon a number of variable factors, including, but not limited to:

•      changes in general economic conditions in regions in which the Company’s products are located;

•      the availability and prices of NGL products and competing commodities;

•      the availability and prices of raw natural gas supply;

•     the Company’s ability to negotiate favorable marketing agreements;

•      the risks that third party oil and gas exploration and production activities will not occur or be successful;

•      the Company’s dependence on certain significant customers and producers of natural gas; and

•      competition from other midstream service providers and processors, including major energy companies.

                Any significant variance in any of the above assumptions or factors could materially affect the Company’s cash flows, which could require the Company to record an impairment of an asset.

                Hiland does not believe any asset impairment has occurred and, accordingly, has not recognized any impairment charges in these financial statements.

Revenue Recognition

                Revenues for sales of natural gas and NGLs are recognized at the time all gathering and processing activities are completed, the product is delivered and title is transferred. Revenues from compressor leasing operations are recognized when earned ratably as due under the lease.

Property and Equipment

                The Company’s property and equipment are carried at cost. Depreciation and amortization of all equipment is determined under the straight-line method using various rates based on useful lives, 14 to 20 years for pipeline and processing plants, 10 years for compressors and associated equipment and 3 to 10 years for corporate and other assets. The cost of assets and related accumulated depreciation is removed from the accounts when such assets are disposed of, and any related gains or losses are reflected in current earnings. Maintenance, repairs and minor replacements are expensed as incurred. Costs of replacements constituting improvement are capitalized.

NOTES TO COMBINED FINANCIAL STATEMENTS

OF NET ASSETS ACQUIRED FROM HILAND PARTNERS, LLC (Continued)

(Information as of June 30, 2005 and for the Six Months Ended June 30, 2004 and 2005 is Unaudited)

(in thousands, unless otherwise noted)

Environmental Costs

                Environmental costs are expensed if they relate to an existing condition caused by past operations and do not contribute to current or future revenue generation. Liabilities are recorded when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Recoveries of environmental costs through insurance, indemnification arrangements or other sources are included in other assets to the extent such recoveries are considered probable.

Income Taxes

                As a limited liability company electing to be taxed as a partnership, Hiland is not subject to income taxes. Accordingly, taxable income of Hiland is allocated to the members who are responsible for payment of any income taxes thereon and therefore, income taxes are not reflected in the financial statements.

Transportation and Exchange Imbalances

                In the course of transporting natural gas and NGLs for others, the Company may receive for redelivery different quantities of natural gas or NGLs than the quantities actually redelivered. These transactions result in transportation and exchange imbalance receivables or payables that are recovered or repaid through the receipt or delivery of natural gas or NGLs in future periods, if not subject to cashout provisions. Imbalance receivables are included in accounts receivable and imbalance payables are included in accounts payable on the balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances. Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas sold. As of December 31, 2003 and 2004, the Company had no imbalance receivables or payables.

Segment Reporting

                In accordance with SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” the Company’s reportable business segments have been identified based on the differences in the products or services provided (see Note 8).

Recent Accounting Pronouncements

SFAS No. 143, “Accounting for Asset Retirement Obligations”

                In June 2001, FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost is allocated to expense using a systematic and rational method and the liability is accreted to measure the change in liability due to the passage of time. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. The Company adopted the standard effective January 1, 2003. The primary impact of this standard relates to dismantling and site restoration of the Company’s plants. Prior to SFAS 143, the Company had not recorded an obligation for these costs due to its assumption that the salvage value of the equipment would substantially offset the cost of dismantling the facilities and carrying out the necessary clean up

NOTES TO COMBINED FINANCIAL STATEMENTS

OF NET ASSETS ACQUIRED FROM HILAND PARTNERS, LLC (Continued)

(Information as of June 30, 2005 and for the Six Months Ended June 30, 2004 and 2005 is Unaudited)

(in thousands, unless otherwise noted)

and reclamation activities. The adoption of SFAS 143 on January 1, 2003, resulted in a net increase to Property and Equipment and Asset Retirement Obligations of approximately $293 and $366, respectively. The impact of adopting SFAS 143 has been accounted for through a cumulative effect adjustment that amounted to $73 decrease to operating activities recorded on January 1, 2003.

                The following table summarizes activity related to asset retirement obligations:

Amount
Asset Retirement Obligation, January 1, 2003	$366
Plus: Accretion expense	15
Asset Retirement Obligation, December 31, 2003	381
Plus: Accretion expense	15
Asset Retirement Obligation, December 31, 2004	396
Plus: Accretion expense	1
Less: Obligation transferred with net assets to affiliate	397
Asset Retirement Obligation, June 30, 2005	$—

                Pro forma asset retirement obligation at January 1, 2002 was $352. The effect of the change in accounting principle for the year ended December 31, 2003 was a reduction of net income of $88, including $15 accretion of the asset retirement obligation.

                The following table presents the pro forma effect on net income for the years December 31, 2002 and 2003 as if SFAS 143 had been adopted prior to January 1, 2002.

	Year Ended December 31,
	2002	2003
Net income, as reported	$1,514	$3,415
Cumulative effect adjustment	—	73
Asset retirement obligation accretion expense	(14)	—
Asset retirement cost depreciation expense	(23)	—
Net income, pro forma	$1,477	$3,488

Note 2:  Property and Equipment

	As of December 31,
	2003	2004
Pipelines and plant	$7,693	$36,249
Compressors	16,663	16,663
Other	68	130
	24,424	53,042
Less: Accumulated depreciation and amortization	2,451	4,747
	$21,973	$48,295

                Depreciation and amortization charged to expense totaled $522, $1,669 and $2,296 for the years ended December 31, 2002, 2003 and 2004, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS

OF NET ASSETS ACQUIRED FROM HILAND PARTNERS, LLC (Continued)

(Information as of June 30, 2005 and for the Six Months Ended June 30, 2004 and 2005 is Unaudited)

(in thousands, unless otherwise noted)

Note 3:  Long-Term Debt

	As of December 31,		As of June 30,
	2003	2004	2005
Note payable - bank	$14,166	$32,635	$33,500
Less: current maturities	3,336	9,356	33,500
Long-term portion	$10,830	$23,279	$—

                On December 6, 2002, Hiland executed a Credit Agreement in which a bank agreed to provide a $14.5 million senior secured credit facility. Borrowings under the credit facility are collateralized by liens on the assets of Hiland, personal guarantees of the member group and the personal guarantee of the primary stockholder of CRI. Borrowings under the credit facility bear interest, payable monthly, at a varying interest rate. Monthly repayment consists of interest plus a fixed principal payment of $200, plus an additional principal payment of 75% of EBITDA, as defined in the agreement, minus interest expense, capital expenditures and permitted tax distributions to members. The interest rate is the bank prime rate minus 25 basis points, but not less than 4.0% per annum. As of December 31, 2003, the interest rate was 4%. The credit facility matures on December 10, 2007. On April 16, 2003, Hiland executed a First Amendment to the Credit Agreement that increased the credit facility to $17.9 million and required an additional $78 fixed principal payment. On May 6, 2004, Hiland executed a Second Amendment to the Credit Agreement that increased the credit facility to $23.0 million. No other terms were changed. The credit agreement contains certain covenants. Hiland must maintain a current ratio, excluding current maturities of the credit facility, of not less than 1.0 to 1.0, and a fixed-charge ratio, tested quarterly, of not less than 1.10 to 1.0. The agreement limits Hiland’s ability to assume further indebtedness, assume contingent liabilities, sell assets, make investments, cancel insurance, merge or consolidate, distribute cash to owners, change its structure or ownership, or participate in speculative trading. It also limits transactions with affiliates.

                As of December 31, 2003, there was no availability on the credit facility.

                Effective October 7, 2004, Hiland, with its newly formed subsidiary, Hiland Energy Partners, LLC (HEP), executed a second restated loan agreement with a bank that increased the loan to include a $17,000 revolver and an $11,000 term loan, changed the maturity date to December 2005, and modified the interest rate to prime rate. Subsequently, on November 24, 2004, Hiland, HEP, and the bank executed loan agreements to divide the loan into two separate facilities. Hiland entered into a $25,000 note with a revolving period through July 20, 2005. The note matures on February 24, 2006 and bears interest at LIBOR, which was 4.9% as of December 31, 2004. Through July 20, 2005, monthly repayment consists of accrued interest; subsequently, monthly repayment consists of accrued interest plus a principal payment equal to 70% of monthly cash flow as defined in the agreement. Borrowings are collateralized by the assets of Hiland and guarantees of certain affiliates. The agreement contains covenants among which include maintenance of an interest coverage ratio of not less than 3 to 1. On January 27, 2005, Hiland executed a First Amendment to the second restated loan agreement that increased the $25 million note an additional $5 million to $30.0 million. No other terms were changed. HEP entered into a $10,000 note that matures May 24, 2005 and bears interest at LIBOR. Monthly repayment consists of interest plus a fixed principal payment of $278 plus 75% of excess monthly cash flow, as defined in the agreement. Borrowings are collateralized by the assets of HEP and guarantees

NOTES TO COMBINED FINANCIAL STATEMENTS

OF NET ASSETS ACQUIRED FROM HILAND PARTNERS, LLC (Continued)

(Information as of June 30, 2005 and for the Six Months Ended June 30, 2004 and 2005 is Unaudited)

(in thousands, unless otherwise noted)

of certain affiliates. The agreement contains covenants among which include maintenance of an adjusted current ratio and a fixed charge coverage ratio within certain specifications. As of December 31, 2004, Hiland and HEP were in compliance with its financial covenants. Please see Note 10 for a description of management’s intended retirement of HEP’s obligation.

                As of December 31, 2004, credit availability on the $25 million facility was $1.7 million. The $10 million facility had no credit availability.

                During the years ended December 31, 2002, 2003 and 2004, $0, $0, and $144 of interest was capitalized into plant construction.

                Future maturities of long-term debt as of December 31, 2004 are as follows:

Year Ended December 31,	Amount
2005	$9,356
2006	$23,279

Note 4:  Property on Lease

                On December 9, 2002 and December 20, 2002, Hiland leased compressors that it acquired at a cost of $2.1 million and $9.9 million, respectively, to CRI. The operating leases have five-year terms but are subject to cancellation by the lessee after three years. At the end of the leases, the lessee can purchase the compressors for fair market value. Otherwise, the compressors will remain the property of Hiland. On August 20, 2003, additional compressors costing $4.7 million were acquired and leased to CRI on similar terms.

                On December 31, 2003 and 2004, the carrying amount (at cost) of these compressors was $16.7 million. The accumulated depreciation was $1.3 million and $2.7 million, respectively.

                Schedule of minimum lease payments to the Company due for the remaining non-cancellable lease term at December 31, 2004:

Year Ended December 31,	Amount
2005	$3,722
2006	684
Total	$4,406

                Please see note 9 for a discussion of Hiland’s new contractual arrangement that replaces the operating leases described above.

Note 5:  Commitments and Contingencies

                The Company maintains a defined contribution retirement plan for its employees under which it makes discretionary contributions to the plan based on a percentage of eligible employees’ compensation. During 2002, 2003 and 2004, contributions to the plan were 5.0% of eligible employees’ compensation. Expense for the years ended December 31, 2002, 2003 and 2004 was approximately $21, $23 and $23, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS

OF NET ASSETS ACQUIRED FROM HILAND PARTNERS, LLC (Continued)

(Information as of June 30, 2005 and for the Six Months Ended June 30, 2004 and 2005 is Unaudited)

(in thousands, unless otherwise noted)

                Hiland is a party to various regulatory proceedings and may from time to time be a party to litigation which it believes will not have a materially adverse impact on Hiland’s financial condition, results of operations or cash flows.

                The operation of pipelines, plants and other facilities for gathering, compressing, treating, or processing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. Management believes that compliance with federal, state or local environmental laws and regulations will not have a material adverse effect on the Company’s business, financial position or results of operations.

Note 6:  Related Party Transactions

                The Company purchases natural gas and NGLs from affiliated companies, principally CRI. Purchases of product totaled $0.6 million, $1.1 million, and $1.8 million for the years ended December 31, 2002, 2003 and 2004.

                The Company utilizes unconsolidated affiliated companies to provide services to its plants and pipelines. The total amount paid to these companies was approximately $46, $32, and $76 during the years ended December 31, 2002, 2003 and 2004, respectively.

                The Company contracts with unconsolidated affiliated companies to provide management services and certain administrative services. The total amount paid to these companies was approximately $120, $65, and $65 during the years ended December 31, 2002, 2003 and 2004, respectively.

                The Company leases compressors to an affiliated company. Please see Note 4.

Note 7:  Significant Customers and Suppliers

                All revenues are domestic revenues and all lease revenue is from a single affiliated customer. The following table presents the top midstream customers as a percent of total revenues for the periods indicated:

	For the Year Ended December 31,
	2002	2003	2004
Customer 1	56%	43%	—
Customer 2	17%	8%	8%
Customer 3	13%	12%	14%
Customer 4	10%	3%	—
Customer 5	—	—	48%

                All purchases are from domestic sources. The following table presents the top midstream suppliers as a percent of total midstream purchases for the periods indicated:

	For the Year Ended December 31,
	2002	2003	2004
Supplier 1	41%	40%	34%
Supplier 2	52%	49%	39%
Supplier 3	—	—	22%

NOTES TO COMBINED FINANCIAL STATEMENTS

OF NET ASSETS ACQUIRED FROM HILAND PARTNERS, LLC (Continued)

(Information as of June 30, 2005 and for the Six Months Ended June 30, 2004 and 2005 is Unaudited)

(in thousands, unless otherwise noted)

Note 8:  Business Segments

                The Company’s operating activities are classified into two reportable segments:

                (1)           Midstream, which is engaged in the gathering, compressing, dehydrating, treating and processing of natural gas and fractionating NGLs.

                (2)           Compression, which is engaged in providing air compression and water injection equipment for CRI’s oil and gas secondary recovery operations that are ongoing in North Dakota.

                The Company evaluates the performance of its segments and allocates resources to them based on operating income. The Company’s operations are conducted in the United States.

Year Ended December 31, 2002, 2003 and 2004

                The table below presents information about operating activities for the reportable segments for the years ended December 31, 2002, 2003, and 2004.

	Midstream	Compression	Total
Year Ended December 31, 2002
Revenues	$5,480	$244	$5,724
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	1,439	—	1,439
Operations and maintenance	1,779	—	1,779
Depreciation and amortization	437	85	522
Loss on asset sales	36	—	36
General and administrative	156	—	156
Total operating costs and expenses	3,847	85	3,932
Income from operations	1,633	159	1,792
Other income (expense):
Interest and other income	27	—	27
Amortization of deferred loan costs	(73)	—	(73)
Interest expense	(214)	(18)	(232)
Total other income (expense)	(260)	(18)	(278)
Net income	$1,373	$141	$1,514
Total assets	$7,619	$12,159	$19,778
Capital expenditures	$528	$12,000	$12,528

NOTES TO COMBINED FINANCIAL STATEMENTS

OF NET ASSETS ACQUIRED FROM HILAND PARTNERS, LLC (Continued)

(Information as of June 30, 2005 and for the Six Months Ended June 30, 2004 and 2005 is Unaudited)

(in thousands, unless otherwise noted)

	Midstream	Compression	Total
Year Ended December 31, 2003
Revenues	$7,262	$3,300	$10,562
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	2,826	—	2,826
Operations and maintenance	1,900	—	1,900
Depreciation and amortization	495	1,189	1,684
General and administrative	101	—	101
Total operating costs and expenses	5,322	1,189	6,511
Income from operations	1,940	2,111	4,051
Other income (expense):
Interest and other income	11	—	11
Interest expense	(72)	(502)	(574)
Total other income (expense)	(61)	(502)	(563)
Income before cumulative change in accounting principle	1,879	1,609	3,488
Cumulative effect of change in accounting principle	(73)	—	(73)
Net income	$1,806	$1,609	$3,415
Total assets	$7,743	$15,715	$23,458
Capital expenditures	$451	$4,663	$5,114

	Midstream	Compression	Total
Year Ended December 31, 2004
Revenues	$10,481	$3,854	$14,335
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	4,600	—	4,600
Operations and maintenance	2,080	—	2,080
Depreciation and amortization	847	1,464	2,311
General and administrative	97	—	97
Total operating costs and expenses	7,624	1,464	9,088
Income from operations	2,857	2,390	5,247
Other income (expense):
Interest and other income	1	—	1
Amortization of deferred loan costs	(106)	—	(106)
Interest expense	(144)	(517)	(661)
Total other income (expense)	(249)	(517)	(766)
Net income	$2,608	$1,873	$4,481
Total assets	$37,767	$13,925	$51,692
Capital expenditures	$24,781	$—	$24,781

NOTES TO COMBINED FINANCIAL STATEMENTS

OF NET ASSETS ACQUIRED FROM HILAND PARTNERS, LLC (Continued)

(Information as of June 30, 2005 and for the Six Months Ended June 30, 2004 and 2005 is Unaudited)

(in thousands, unless otherwise noted)

Note 9:  Distribution of Net Assets

                In connection with the formation of Hiland Partners, LP (the “Partnership”) and its initial public offering on February 15, 2005, the assets and liabilities of the Company, excluding certain working capital assets and assets, liabilities, and operations relating to the Bakken gathering system, were distributed to its members and subsequently contributed by those members to the Partnership in exchange for 149 common units and 1,433 subordinated units of the Partnership. As a result of the distribution, the Company no longer has reportable segments.

                Also on February 15, 2005 and in conjunction with the initial public offering, the Partnership and CRI entered into a new contractual arrangement whereby the Partnership will provide air compression and water injection services for CRI’s oil and gas secondary recovery operations that are ongoing in North Dakota for a four year period with a month-to-month renewal option unless cancelled by either party. The new arrangement replaces the operating leases described in Note 4 above formerly provided by Hiland.

Note 10:  Subsequent Events (unaudited)

                Effective September 1, 2005, Hiland executed an acquisition agreement with Hiland Operating, LLC, a wholly owned subsidiary of the Partnership, pursuant to which the Partnership acquired all of the outstanding membership interests in Hiland for approximately $95 million in cash, subject to certain closing adjustments. Hiland used the proceeds from the acquisition to repay all of its outstanding indebtedness.

(b)           Pro Forma Financial Information

Hiland Partners, LP Unaudited Pro Forma Consolidated Financial Statements:
Introduction	19
Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2005	20
Unaudited Pro Forma Consolidated Statement of Operations for the Six Months ended June 30, 2005	21
Unaudited Pro Forma Consolidated Statement of Operations for the Year ended December 31, 2004	22
Notes to Unaudited Pro Forma Consolidated Financial Statements	23

HILAND PARTNERS, LP

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Introduction

                The following are our unaudited pro forma consolidated balance sheet as of June 30, 2005 and our unaudited pro forma consolidated statements of operations for the six month period ended June 30, 2005 and for the year ended December 31, 2004. The unaudited pro forma consolidated financial statements and accompanying notes should be read together with the financial statements and related notes included elsewhere in this Current Report on  Form 8-K.

                The unaudited pro forma consolidated balance sheet gives pro forma effect to the following transactions as if they had occurred on June 30, 2005:

•                  our acquisition of Hiland Partners, LLC, which we refer to as the Bakken acquisition; and

•                  borrowings of $93.7 million under our amended credit facility to fund the Bakken acquisition.

                The unaudited pro forma consolidated statements of operations give pro forma effect to the following transactions as if they had occurred on January 1, 2004:

•                  the Bakken acquisition;

•                  borrowings of $93.7 million under our amended credit facility to fund the Bakken acquisition; and

•                  our initial public offering of 2.3 million common units at an offering price of $22.50 per common unit and the formation transactions related to our partnership including the contribution by Hiland Partners, LLC to us of all of its assets and liabilities other than the Bakken gathering system and a portion of its working capital assets and liabilities.

                The unaudited pro forma consolidated balance sheet was derived by adjusting our historical unaudited consolidated balance sheet for the above transactions. The pro forma unaudited consolidated statements of operations were derived by adjusting our historical statements of operations and the historical statements of operations of our predecessor Continental Gas, Inc. The adjustments are based on currently available information and, therefore, the actual adjustments may differ from the pro forma adjustments. However, our management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions described above and that the pro forma adjustments give appropriate effect to the assumptions made and are properly applied in the pro forma financial statements. The fair values of assets acquired or contributed are based on our management’s estimate of fair values and, although they are believed to be reasonable, purchase price allocations are subject to change as we gather additional information to finalize the fair values of assets acquired. The unaudited pro forma financial statements do not purport to present our financial position or results of operations of Hiland Partners, LP had the transactions described above actually been completed as of the dates indicated. Moreover, the statements do not project our financial position or results of operations of Hiland Partners, LP for any future date or period.

HILAND PARTNERS, LP

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

JUNE 30, 2005

	Historical	Historical			Pro Forma
	Hiland Partners, LP	Net Assets Acquired From Hiland Partners, LLC	Adjustments for Bakken Acquisition		Hiland Partners, LP
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$6,093	$633	$(309	)(a)	$6,417
Accounts receivable:
Trade	8,857	2,513	—		11,370
Affiliates	1,105	20	—		1,125
	9,962	2,533	—		12,495
Inventories	153	—	—		153
Other current assets	336	32	—		368
Total current assets	16,544	3,198	(309)		19,433
Property and equipment, net	67,015	35,080	12,970	(a)	115,065
Intangibles, net	25,765	—	17,589	(a)	43,354
Other assets, net	1,098	78	(78	)(a)	1,098
Total assets	$110,422	$38,356	$30,172		$178,951
TOTAL LIABILITIES, PARTNERS’ CAPITAL AND NET ASSETS
Current liabilities:
Accounts payable	$6,053	$3,482	$—		$9,535
Accounts payable-affiliates	2,583	591	—		3,174
Accrued liabilities	980	116	—		1,096
Short-term note payable	—	33,500	(33,500	)(a)	—
Total current liabilities	9,616	37,689	(33,500)		13,805
Commitments and contingencies	—	—	—		—
Long-term debt, net of current maturities	—	—	93,700	(a)	93,700
Asset retirement obligation	1,033	—	—		1,033
Partners’ capital:
Common unitholders	47,978	—	(2,650	)(a)	45,328
Subordinated unitholders	49,977	—	(25,878	)(a)	24,099
General partner interest	1,818	—	(833	)(a)	985
Total partners’ capital	99,773		(30,028)		70,412
Net assets	—	667	(667	)(a)	—
Total liabilities, partners’ capital and net assets	$110,422	$38,356	$30,172		$178,951

See accompanying notes to unaudited pro forma financial statements.

HILAND PARTNERS, LP

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2005

	Historical	Historical	Adjustments		Pro Forma
	Hiland Partners, LP	Net Assets Acquired From Hiland Partners, LLC	IPO Formation Transactions and the Bakken Acquisition		Hiland Partners, LP
	(in thousands, except per unit amounts)
Revenues:
Midstream operations
Third parties	$52,172	$11,708	$—		$63,880
Affiliates	2,402	—	—		2,402
Compression services, affiliate	1,807	336	—		2,143
Total revenues	56,381	12,044	—		68,425
Operating costs and expenses:
Midstream purchases - third parties (exclusive of items shown separately below)	29,037	5,402	—		34,439
Midstream purchases - affiliates (exclusive of items shown separately below)	15,198	2,885	—		18,083
Operations and maintenance	3,186	1,292	—		4,478
Depreciation, amortization and accretion	4,012	1,384	348	(b)	7,091
			1,347	(c)
General and administrative	1,018	36	—		1,054
Total operating costs and expenses	52,451	10,999	1,695		65,145
Operating income	3,930	1,045	(1,695)		3,280
Other income (expense):
Interest and other income	41	3	—		44
Amortization of deferred loan costs	(277)	(49)	(146	)(d)	(472)
Interest expense	(181)	(880)	(1,755	)(e)	(2,816)
Total other income (expense)	(417)	(926)	(1,901)		(3,244)
Net income	3,513	$119	$(3,596)		36
Less income attributable to predecessor	493				—
Less general partner share of net income	60				1
Limited partner share of net income	$2,960				$35
Net income per limited partners’ unit:
Basic	$0.44				$.01
Diluted	$0.43				$.01
Weighted-average limited partners’ units outstanding:
Basic	6,800				6,800
Diluted	6,848				6,848

See accompanying notes to unaudited pro forma financial statements.

HILAND PARTNERS, LP

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

	Historical	Historical	Adjustments		Pro Forma
	Hiland Partners, LP	Net Assets Acquired From Hiland Partners, LLC	IPO Formation Transactions and the Bakken Acquisition		Hiland Partners, LP
	(in thousands, except per unit amounts)
Revenues:
Midstream operations
Third parties	$95,019	$9,379	$—		$104,398
Affiliates	3,277	1,102	—		4,379
Compression services, affiliate	—	3,854	—		3,854
Total revenues	98,296	14,335	—		112,631
Operating costs and expenses:
Midstream purchases - third parties (exclusive of items shown separately below)	54,962	2,795	—		57,757
Midstream purchases - affiliates (exclusive of items shown separately below)	27,570	1,805	—		29,375
Operations and maintenance	4,933	2,080	—		7,013
Depreciation, amortization and accretion	4,127	2,311	2,894	(b)	9,848
			516	(c)
Gain on sale of assets	(19)	—	—		(19)
General and administrative	1,082	97	—		1,179
Total operating costs and expenses	92,655	9,088	3,410		105,153
Operating income	5,641	5,247	(3,410)		7,478
Other income (expense):
Interest and other income	40	1	—		41
Amortization of deferred loan costs	(102)	(106)	(178	)(f)	(818)
			(432	)(d)
Interest expense	(702)	(661)	1,223	(g)	(4,217)
			(4,077	)(e)
Total other income (expense)	(764)	(766)	(3,464)		(4,994)
Net income	$4,877	$4,481	$(6,874)		$2,484
Less general partner share of net income
Limited partner share of net income
Net income per limited partners’ unit:
Basic
Diluted
Weighted-average limited partners’ units outstanding:
Basic
Diluted

See accompanying notes to unaudited pro forma financial statements.

HILAND PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation, Acquisition of Bakken, the Initial Public Offering and Other Transactions

                The unaudited pro forma consolidated balance sheet gives pro forma effect to the following transactions as if they had occurred on June 30, 2005:

•                  our acquisition of Hiland Partners, LLC, which we refer to as the Bakken acquisition; and

•                  borrowings of $93.7 million under our amended credit facility to fund the Bakken acquisition.

                The unaudited pro forma consolidated statements of operations give pro forma effect to the following transactions as if they had occurred on January 1, 2004:

•                  the Bakken acquisition;

•                  borrowings of $93.7 million under our amended credit facility to fund the Bakken acquisition; and

•                  our initial public offering of 2.3 million common units at an offering price of $22.50 per common unit and the formation transactions related to our partnership including the contribution by Hiland Partners, LLC to us of all of its assets and liabilities other than the Bakken gathering system and a portion of its working capital assets and liabilities.

Note 2. Pro Forma Adjustments and Assumptions

(a)                                  Reflects the borrowings under our amended credit facility, the simultaneous acquisiton of Hiland Partners, LLC, an entity owned 49% by a controlling member of our general partner, and the retirement of approximately $33.5 million outstanding indebtedness of Hiland Partners, LLC. Accordingly, 49% of the Bakken gathering system assets, for which estimated fair value was in excess of historical basis, have been recorded at historical cost and 51% of the Bakken gathering system assets have been recorded at fair value. The reduction in total owners’ equity reflects the difference in the purchase price paid to the controlling member of our general partner and his cost basis in the assets of Hiland Partners, LLC. A determination was made by management of the fair value of Hiland Partners, LLC primarily using current replacement cost for gas plant property, equipment and pipelines less estimated accumulated depreciation on such replacement costs; estimated discounted cash flows for systems contracts and customer relationships; and the present value of estimated amounts to be paid based on Hiland Partners, LLC’s current interest rates for liabilities. The current assets and current liabilities of Hiland Partners, LLC have been recorded at estimated fair value and the remaining deferred loan costs for the debt, which was repaid, have been written off. Tangible assets are depreciated over 15 years and systems contracts and customer relationships are amortized over estimated lives of 10 years.

HILAND PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(b)                                 Represents the increase in depreciation, amortization and accretion expense related to the increase in carrying value of tangible and intangible assets of Hiland Partners, LLC that were contributed to us in connection with our formation. These assets do not include the Bakken gathering system. A determination was made by management of the fair value of these assets and liabilities primarily using current replacement cost for gas plant property, equipment and pipelines less estimated accumulated depreciation on such replacement costs; estimated discounted cash flows for systems contracts and customer relationships; and liabilities at the present value of estimated amounts to be paid based on Hiland Partners, LLC’s then current interest rates. Systems contracts and customer relationships are amortized over estimated lives of 10 years.

(c)                                  Reflects the additional depreciation, amortization and accretion expense from the acquisition of the Bakken gathering system which commenced operations in November 2004. Pro forma depreciation and amortization expense was based on estimated useful lives of 15 years for the plant and gathering system assets and ten years for the intangible assets. Due to our new carrying value of these assets, historical depreciation expense and impairment expense on the assets have been increased in these pro forma statements.

(d)                                 Reflects the amortization of deferred loan costs had the Bakken acquisition taken place on January 1, 2004.

(e)                                  Reflects the increase of interest expense resulting from the borrowings under our revolving credit facility of $93.7 million to fund the Bakken acquisition. The interest rates used to determine the pro forma adjustment for the borrowings under the revolving credit facility were based on our weighted-average borrowing rates of 5.50% and 4.5% for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively.

(f)                                    Reflects the write off of unamortized deferred loan cost of Continental Gas, Inc. due to debt repayment in connection with our formation and initial public offering.

HILAND PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(g)                                 Reflects the elimination of interest expense due to the repayment of outstanding indebtedness of Continental Gas, Inc. and the repayment of outstanding indebtedness on the assets contributed by Hiland Partners, LLC from the proceeds of our initial public offering.

Note 3. Pro Forma Net Income Per Unit

                Pro forma net income per unit is determined by dividing the pro forma net income per unit that would have been allocated to the common and subordinated unitholders, which is 98% of pro forma net income, by the number of common and subordinated units outstanding at June 30, 2005. Pursuant to the partnership agreement of the Partnership, to the extent that the quarterly distributions exceed certain targeted levels, the general partner is entitled to receive certain incentive distributions that will result in less net income proportionately being allocated to the holders of common and subordinated units. The pro forma net income per unit calculations assume that no incentive distributions were made to the general partner because no such distribution would have been paid based upon the pro forma available cash from operating surplus for the period.

Note 4. Description of Equity Interest in the Partnership

                The common units and subordinated units represent limited partner interests in the Partnership. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under the partnership agreement of the Partnership.

                The common units have the right to receive a minimum quarterly distribution of $0.45 per unit, or $1.80 on an annualized basis, plus any arrearages on the common units, before any distribution is made to the holders of subordinated units. In addition, if the aggregate ownership of common and subordinated units owned by persons other than the general partner and its affiliates is less than 20%, the general partner will have a right to call the common units at a price not less than the then-current market price of the common units.

                The subordinated units generally receive quarterly cash distributions only when common units have received a minimum quarterly distribution of $0.45 per unit for each quarter since the commencement of operations. Subordinated units will convert into common units on a one-for-one basis when the subordination period ends. The subordination period will end when the Partnership meets financial tests specified in the partnership agreement but generally cannot end before March 31, 2010. The subordinated units have an early conversion-to-common-units potential of 25% after March 31, 2008 and 25% after March 31, 2009, if certain distribution targets are achieved.

                The general partner interest is entitled to at least 2% of all distributions made by the Partnership. In addition, the general partner holds incentive distribution rights, which allow the general partner to receive a higher percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distributions have been achieved, and as additional target levels are met. The higher percentages range from 15% up to 50%. The pro forma financial statements assume that no incentive distributions were made to the general partner.

(c)           Exhibits

EXHIBIT NUMBER		DESCRIPTION

2.1*	—	Acquisition Agreement by and among Hiland Operating, LLC, Hiland Partners, LLC and the members of Hiland Partners, LLC dated as of September 1, 2005.
10.1*	—	First Amendment, dated as of September 26, 2005 to Credit Agreement dated as of February 15, 2005 among Hiland Operating, LLC and the lenders thereto.
23.1**	—	Consent of Grant Thornton L.L.P.

*Previously filed.

**Filed herewith.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILAND PARTNERS, LP
By:	Hiland Partners GP, LLC,
its General Partner

By:	/s/ Ken Maples
	Name:	Ken Maples
	Title:	Chief Financial Officer, Vice President—Finance, Secretary and Director

Dated: November 10, 2005